Exhibit A

AGREEMENT OF JOINT FILING

The undersigned hereby agree that they are filing jointly, pursuant to Rule 13d-1 of the Securities Exchange Act of 1934, the Amendment No. 1 to Schedule 13G dated on or about March 19, 2025, containing the information required by Schedule 13G, for the American Depositary Shares of Kazia Therapeutics Limited held by Alumni Capital LP, a Delaware limited partnership, and with respect to Alumni Capital GP LLC, the manager of Alumni Capital, and Ashkan Mapar, the manager of Alumni Capital GP LLC, such other holdings as may be reported therein.

Dated: March 19, 2025

ALUMNI CAPITAL LP

By:	/s/ Ashkan Mapar
Name:	Ashkan Mapar
Title:	Manager of Alumni Capital GP LLC, General Partner of Alumni Capital LP

ALUMNI CAPITAL GP LLC

By:	/s/ Ashkan Mapar
Name:	Ashkan Mapar
Title:	Manager

/s/ Ashkan Mapar
Ashkan Mapar